Exhibit 99.1

Trovagene, Inc. Announces Third Quarter 2014 Financial Results

SAN DIEGO, CA – November 6, 2014 Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months and nine months ended September 30, 2014.

“The clinical utility of Trovagene’s precision cancer monitoring technology continues to gain recognition within the medical community, as we begin to commercialize our technology,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “Recently published data in the journal, Cancer Discovery, demonstrates that urinary cell-free DNA can outperform tissue biopsy for the detection of the BRAF V600E mutation. As a result, with our technology, physicians now have the ability to non-invasively determine mutational status and monitor response to therapy at the molecular level over time.”

Third Quarter 2014 Financial Results

For the third quarter ended September 30, 2014, Trovagene reported a net loss of $5.4 million, or $0.28 per share, as compared to a net loss of $4.4 million, or $0.25 per share, for the three months ended September 30, 2013. The increase in net loss is primarily due to an increase in operating expenses during the third quarter of 2014, as compared to the prior year comparable period.

Year to Date 2014 Financial Results

For the nine months ended September 30, 2014, Trovagene reported a net loss of $9.7 million, or $0.51 per share, as compared to a net loss of $10.8 million, or $0.66 per share, for the nine months ended September 30, 2013. The decrease in net loss is primarily due to an increase in operating expenses offset by changes in the fair market value of derivative instruments during the first nine months of 2014, as compared to the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $31.2 million on September 30, 2014, as compared to $25.8 million on December 31, 2013. The Company secured debt financing in the amount of $15 million in June 2014.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Recent Announcements Demonstrate Continued Progress in Development Programs which Support Commercialization Efforts

•                  Study recently published in Cancer Discovery demonstrates that urinary cell-free DNA outperforms tissue biopsy when identifying the BRAF V600E mutation in patients with histiocytic diseases.

•                  Data presented at the Next Generation DX conference highlights the clinical utility of cell-free tumor DNA diagnostics with high sensitivity and quantitative analytical performance using Trovagene’s precision cancer monitoring technology.

•                  Clinical study results presented at the Second Annual International ECD Medical Symposium demonstrates that Trovagene’s BRAF V600E assay improves determination of mutational status and allows monitoring of treatment response in patients with Erdheim-Chester disease (ECD).

•                  Trovagene expanded its relationship with a leading cancer center including a new clinical study evaluating Trovagene’s precision cancer monitoring platform in lung cancer. The study focuses on the detection and quantitative monitoring of EGFR mutations.

Reiteration of 2014 Goals and Objectives

•                  Conduct additional clinical studies at major oncology centers and through collaborations with integrated healthcare networks

•                  Present and publish clinical results for studies using Trovagene’s precision cancer monitoring platform as they become available

•                  Expand applications of Trovagene’s precision cancer monitoring platform by completing CLIA development of additional non-invasive assays for the detection and monitoring of multiple clinically actionable oncogene mutations

•                  Enter into additional R&D collaborations with pharmaceutical companies

•                  Expand and enter into new partnerships with strategic diagnostic and life science companies

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

Trovagene, Inc. and Subsidiaries

Selected Financial Information

Consolidated Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues	$57	$44	$224	$212

Costs and expenses:
Research and development	1,990	916	4,830	2,662
Selling and marketing	540	331	1,700	1,156
General and administrative	1,467	1,875	4,135	4,236
Total operating expenses	3,997	3,122	10,665	8,053

Loss from operations	(3,940)	(3,078)	(10,441)	(7,842)

Other expense, net	(406)	(6)	(421)	(7)
Change in fair value of derivative instruments - warrants	(1,029)	(1,317)	1,220	(2,933)
Net loss	$(5,375)	$(4,401)	$(9,642)	$(10,782)

Preferred stock dividend	(6)	(5)	(17)	(21)

Net loss attributable to common stockholders	$(5,381)	$(4,406)	$(9,659)	$(10,803)

Net loss per common share-basic and diluted	$(0.28)	$(0.25)	$(0.51)	$(0.66)

Weighted average shares outstanding- basic and diluted	18,903	17,871	18,903	16,330

Trovagene, Inc. and Subsidiaries

Consolidated Condensed Balance Sheet Information

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)

Cash and cash equivalents	$31,164	$25,837
Other assets	757	568
Property and equipment, net	841	751
Total assets	$32,762	$27,156

Current portion of long-term debt	$753	$198
Accounts payable and accrued expenses	2,370	1,811

Long-term debt, less current portion	13,979	323
Other long-term liabilities	96
Derivative financial instruments	3,211	4,432
Stockholders’ equity	12,353	20,392
Total liabilities and stockholders’ equity	$32,762	$27,156

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